Exhibit 5

[letterhead of MILES & STOCKBRIDGE P.C.]

March 4, 2004

The Black & Decker Corporation

701 East Joppa Road

Towson, Maryland 21286

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 of 5,000,000 shares of Common Stock, par value $.50 per share, of The Black & Decker Corporation, a Maryland corporation (the “Corporation”), to be issued in connection with The Black & Decker 2003 Stock Option Plan, as amended (the “Plan”), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion.

Based on the foregoing, we are of the opinion that the Plan has been duly and validly authorized and adopted by the Board of Directors of the Corporation, and that the Common Stock being registered under the Securities Act of 1933, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, Miles & Stockbridge P.C.

By:	/s/ CHRISTOPHER R. JOHNSON

Principal